Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Effie Veres
Media: Kelly Whitten
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES FOURTH QUARTER

AND FISCAL 2015 FINANCIAL RESULTS

~Fourth Quarter Sales Up 8% to a Record $219.1 Million ~

~ Record Fourth Quarter Net Income of $12.6 Million; Fiscal 2015 EPS Growth of 13% to a Record $1.88 ~

~ Fiscal 2015 Completed Acquisitions Represent 10% Annualized Sales Growth ~

~ Initiates Fiscal 2016 Guidance EPS Range of $2.00 to $2.20 ~

~ Increases Quarterly Cash Dividend by 15% to $.15 per share ~

ROCHESTER, N.Y. – May 21, 2015 – Monro Muffler Brake, Inc. (NASDAQ: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its fourth quarter and fiscal year ended March 28, 2015.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2015 increased 7.8% to a record $219.1 million as compared to $203.2 million for the fourth quarter of fiscal 2014. The sales increase for the fourth quarter was due primarily to an increase in sales from newly acquired stores, offset by a comparable store sales decrease of 2.6%. Comparable store sales increased approximately 5% for alignments, and decreased approximately 1% for tires, 3% for brakes, 4% for maintenance services, and 5% for exhaust and front end/shocks.

Gross margin increased to 38.2% in the fourth quarter from 37.9% in the prior year period, primarily due to effective management of labor costs. Total operating expenses were $60.2 million, or

27.5% of sales, as compared to $55.6 million, or 27.4% of sales, for the same period of the prior year. The slight increase in operating expenses as a percent of sales is primarily due to higher due diligence costs related to potential transactions, partially offset by focused cost control.

Operating income for the quarter increased 9.8% to $23.5 million from $21.4 million in the fourth quarter of fiscal 2014. Interest expense was $3.5 million as compared to $2.4 million in the fourth quarter of fiscal 2014.

Net income for the fourth quarter increased 5.4% to a record $12.6 million from $11.9 million in the prior year period. Diluted earnings per share for the quarter increased 5.6% to $.38, at the midpoint of the Company’s estimated range of $.36 to $.40. This compares to diluted earnings per share of $.36 in the fourth quarter of fiscal 2014. Net income for the fourth quarter reflects an effective tax rate of 37.5% as compared to 37.6% in the prior year period. Diluted earnings per share for the fourth quarter of 2015 includes the negative impact of $.01 related to higher due diligence costs.

The Company opened 10 and closed 28 locations during the fourth quarter, ending the quarter with 999 stores. Twenty-six of the locations closed during the fourth quarter were previously announced closures of Monro stores in BJ’s Wholesale Club locations.

Fiscal Year Results

Net sales for fiscal 2015 increased 7.6% to $894.5 million from $831.4 million for fiscal 2014. The total sales increase of $63.1 million for the fiscal year was due to an increase in sales from recently acquired stores, partially offset by a 1.4% decrease in comparable store sales. Comparable store sales increased approximately 7% for alignments and 3% for brakes; were slightly positive for front end/shocks; and decreased approximately 2% for maintenance services and 3% for tires and exhaust.

Gross margin improved 100 basis points to 39.5% for fiscal 2015 as compared to 38.5% in the prior year, largely due to reduced material costs, primarily tires, as well as labor costs.

Total operating expenses were $243.6 million, or 27.2% of sales, for fiscal 2015, as compared to $224.6 million, or 27.0% of sales, for the prior fiscal year. The year-over-year increase in operating expenses, as a percentage of sales, is due primarily to higher due diligence costs. Operating income for the year increased 15.1% to $109.8 million from $95.3 million in fiscal 2014. Interest expense was $11.3 million in fiscal 2015 as compared to $9.5 million in fiscal 2014.

Net income for fiscal 2015 increased 13.5% to $61.8 million, or $1.88 per diluted share. This compares to net income of $54.5 million, or $1.67 per diluted share, for fiscal 2014.

John Van Heel, President and Chief Executive Officer stated, “The fourth quarter was marked by disruption in our business from inclement weather, which negatively impacted our traffic and sales across all of our categories, particularly in February. Nevertheless, the effective management of our gross margin and focused cost control, combined with the outperformance of our acquisitions, allowed us to report earnings at the mid-point of our guidance. In fiscal 2015, despite the choppy economic environment, we were able to achieve record profits and drive 80 basis points of operating margin improvement, further demonstrating that our business model is working. Additionally, comparable store sales in key service categories, including oil changes, brakes, front end/shocks and alignments, were all higher for the year, confirming that our customers continue to choose Monro for automotive service that they can no longer defer. These positive sales trends were offset by deflation in tire prices, which negatively impacted overall comparable store sales by nearly 1% for the year. However, as expected, average tire selling price turned positive compared to last year as we progressed through the fourth quarter. This operating environment resulted in a number of acquisition opportunities and we are pleased to have acquired 81 stores during fiscal 2015, representing approximately 10% annualized sales growth, which will contribute to earnings growth over the next several years.”

Acquisitions Update

Acquisitions completed in fiscal 2015 added 81 locations with total annualized sales of approximately $85 million, representing 10% sales growth in fiscal 2015, including an eight store acquisition located on the east coast of Florida, completed in March 2015. The fiscal 2015 acquisitions added three new contiguous states to the Company’s geographic footprint, including 17 stores in Michigan, 52 stores in Florida and 12 stores in Georgia. These large markets represent a significant opportunity for continued store growth, while further diversifying the Company’s exposure to north central and northeastern markets. The fiscal 2015 acquisitions have an approximate sales mix of 60% service and 40% tires.

In April, the Company completed the acquisition of the Car-X brand, a chain of 146 franchised locations operating in ten states, three of which are new states for Monro. Specifically, the Car-X chain is located in Monro’s current markets of Illinois, Indiana, Kentucky, Missouri, Ohio, Tennessee and Wisconsin and new markets of Iowa, Minnesota and Texas. The Car-X stores are owned and operated by 32 independent Car-X franchisees. Monro will operate as the franchisor, while Car-X remains a separate and independent brand and business as compared to Company-operated locations. In fiscal 2016, the Company expects Car-X to be slightly accretive to earnings per share.

Cash Dividend Increased 15%

The Company also announced today that its Board of Directors has approved a $.02 increase in the Company’s cash dividend for the first quarter of fiscal year 2016 to $.15, which translates to an annual rate of $.60 per share and represents an increase of $.08 per share or 15% compared to the total dividends paid in fiscal 2015. The cash dividend is payable quarterly to shareholders of record on the Company’s outstanding shares of common stock, including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend of $.15 per share for the first quarter of fiscal 2016 will be payable on June 11, 2015 to shareholders on record as of June 1, 2015.

Company Outlook

Based on current visibility, business and economic trends and recently completed acquisitions, the Company anticipates fiscal 2016 sales to be in the range of $935 and $955 million. Fiscal 2016 sales guidance reflects a comparable store sales increase of 1% to 3%, a full year of sales from fiscal 2015 acquisitions and royalties from the Car-X acquisition, offset by a reduction related to stores closed during the year, including 34 stores in BJ’s locations.

Fiscal 2016 diluted earnings per share are expected to be in the range of $2.00 to $ 2.20, an increase of 6% to 17% as compared to $1.88 diluted earnings per share in fiscal 2015. Fiscal 2016 earnings per share guidance assumes $.12 to $.17 in contribution from recently completed acquisitions. This estimate is based on 33.1 million weighted average shares outstanding.

For the first quarter of fiscal 2016, the Company anticipates comparable store sales to be approximately flat. The Company expects diluted earnings per share for the first quarter to be between $.55 and $.59, with slight dilution from higher due diligence costs, as compared to $.52 for the first quarter of fiscal 2015.

Mr. Van Heel concluded, “While we remain cautious in the short-term, our outlook for the industry remains positive. We continue to actively manage our business, with a focus on driving traffic and top line growth, maintaining diligent cost control and realizing greater economies of scale through additional acquisitions. Following a successful year of accretive acquisitions, we are pleased to have already completed our first acquisition of the fiscal year with Car-X. Looking ahead, we remain very optimistic about the opportunities we see to complete additional acquisitions in fiscal 2016, driven by the challenging operating environment. Additionally, the increase in our cash dividend announced today is the tenth increase to our dividend in the past ten years, reflecting the Board’s continued confidence in Monro’s long-term strategic plan and commitment to increasing shareholder returns.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, May 21, 2015 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-539-3678 and using the required pass code 7657375. A replay will be available approximately one hour after the recording through Friday, June 4, 2015 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 4, 2015.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Towery’s Tire and Auto Care and The Tire Choice. The Company currently operates 999 stores in 25 states and is the franchisor of 146 Car-X stores in ten states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2014.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal March
	2015	2014	% Change

Sales	$219,133	$203,244	7.8%

Cost of sales, including distribution and occupancy costs	135,473	126,220	7.3%

Gross profit	83,660	77,024	8.6%

Operating, selling, general and administrative expenses	60,167	55,622	8.2%

Operating income	23,493	21,402	9.8%

Interest expense, net	3,505	2,397	46.2%

Other income, net	(97)	(76)	27.8%

Income before provision for income taxes	20,085	19,081	5.3%

Provision for income taxes	7,534	7,173	5.0%

Net income	$12,551	$11,908	5.4%

Diluted earnings per share	$.38	$.36	5.6%

Weighted average number of diluted shares outstanding	33,010	32,768

Number of stores open (at end of quarter)	999	953

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Year Ended Fiscal March
	2015	2014	% Change

Sales	$894,492	$831,432	7.6%

Cost of sales, including distribution and occupancy costs	541,142	511,458	5.8%

Gross profit	353,350	319,974	10.4%

Operating, selling, general and administrative expenses	243,561	224,627	8.4%

Operating income	109,789	95,347	15.1%

Interest expense, net	11,342	9,470	19.8%

Other income, net	(908)	(659)	38.0%

Income before provision for income taxes	99,355	86,536	14.8%

Provision for income taxes	37,556	32,077	17.1%

Net income	$61,799	$54,459	13.5%

Diluted earnings per common share	$1.88	$1.67	12.6%

Weighted average number of diluted shares outstanding	32,944	32,642

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	March 28, 2015	March 29, 2014

Assets

Cash	$7,730	$1,205

Inventories	129,727	124,920

Other current assets	37,827	41,991

Total current assets	175,284	168,116

Property, plant and equipment, net	326,752	281,883

Other non-current assets	405,758	309,957

Total assets	$907,794	$759,956

Liabilities and Shareholders’ Equity

Current liabilities	$155,793	$136,741

Capital leases and financing obligations	133,145	81,199

Other long-term debt	122,543	105,841

Other long-term liabilities	22,702	20,191

Total liabilities	434,183	343,972

Total shareholders’ equity	473,611	415,984

Total liabilities and shareholders’ equity	$907,794	$759,956